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                      Securities and Exchange Commission

                            Washington, D.C. 20549

                                   FORM 8-K

                                Current Report

  Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                      Date of Report: December 17, 1997
                      (Date of earliest event reported)


                       Central Reserve Life Corporation
             (Exact Name of Registrant as specified in its charter)



           Ohio                               0-8483                           34-1017531
           ----                               ------                           ----------
(State or other jurisdiction of      (Commission File Number)         (IRS Employee Identification
       incorporation)                                                             Number)
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17800 Royalton Road, Strongsville, Ohio                 44136
----------------------------------------                -----
(Address of Principal Executive Offices)              (Zip Code)

                                (440) 572-2400
                                --------------
              (Registrant's telephone number, including area code)

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ITEM 5.                     OTHER EVENTS
-------                     ------------

                  On December 17, 1997, Central Reserve Life Corporation, an
Ohio corporation ("Central Reserve"), announced that through Strategic
Acquisition Partners, LLC ("Strategic Partners"), it had received the proceeds of a $20 million interim loan due April 1, 1998. Approximately $14 million of the net proceeds from the interim loan have been loaned to Central Reserve's insurance subsidiary, Central Reserve Life Insurance Company ("CRL"). The loan to CRL is evidenced by a surplus note, which is subject to certain restrictions determined by the Ohio Department of Insurance regarding payment of interest and principal. The balance of the net proceeds were used to satisfy Central
Reserve's $5.2 million loan from Huntington National Bank. In conjunction with the funding of the interim loan, CRL entered into a $10 million reinsurance transaction with the Reassurance Company of Hannover ("RCH") pursuant to which RCH assumed $24.5 milion of CRL's reserves for group accident and health policies in consideration of a ceding allowance of $10.0 million and a cash payment of $14.5 million by CRL. Central Reserve also issued warrants to acquire 800,000 of its common shares ("Common Shares") at $6.00 per share on the terms previously announced.

                  As was previously announced, on November 26, 1997, Central
Reserve and Strategic Partners entered into a definitive stock purchase agreement (the "Stock Purchase Agreement"), pursuant to which Central Reserve agreed to issue to Strategic Partners 5,000,000 Common Shares and warrants to acquire up to 2,500,000 Common Shares for an aggregate price of $27.5 million
(the "Issuance"). In connection with receiving the interim loan, Central Reserve and Strategic Partners amended the Stock Purchase Agreement to increase the termination fee required to be paid by Central Reserve under certain circumstances.

                  As conditions to receiving the interim loan Central Reserve executed (i) a promissory note in favor of Strategic Partners, (ii) a credit agreement, (iii) a pledge agreement, and (iv) an amendment to its severance benefit plan for officers and directors. Several of the directors and officers of Central Reserve and CRL executed meeting voting agreements pursuant to which they agreed to vote their Common Shares in favor of the Issuance at the special meeting of shareholders at which the Issuance will be voted upon. To satisfy additional conditions for the interim loan to Central Reserve, Mr. Fred Lick, Jr., Chairman, President and Chief Executive Officer of Central Reserve, entered into a new two year employment contract, commencing January 1, 1998, with each of Central Reserve and CRL, and Mr. Frank Grimone, Senior Executive Vice
President and Chief Financial Officer of Central Reserve, entered into a new employment contract, commencing January 1, 1998, with Central Reserve and CRL.


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Item 7.  Financial Statements and Exhibits


   (c)   Exhibits

           2.1    Amendment No. 1 to Stock Purchase Agreement, dated as of
                  December 16, 1997, by and between Strategic Partners and
                  Central Reserve.

          10.1 Credit Agreement, dated as of December 16, 1997, by and between Central Reserve and Strategic Partners.*

          10.2 Pledge Agreement, dated as of December 16, 1997, by and between Central Reserve and Strategic Partners.

          10.3 Promissory Note, dated December 16, 1997, by Central Reserve in favor of Strategic Partners.

          10.4 Warrant to purchase Common Shares, dated December 16, 1997, by Central Reserve in favor of Peter W. Nauert.

          10.5 Warrant to purchase Common Shares, dated December 16, 1997, by Central Reserve in favor of the Turkey Vulture Fund XIII,
                  Ltd.

          10.6 Employment Agreement, dated December 15, 1997, by and between Fred Lick, Jr. and Central Reserve.

          10.7 Employment Agreement, dated December 15, 1997, by and between Fred Lick Jr. and CRL.

          10.8    Employment Agreement, dated December 16, 1997 by and between
                  Frank Grimone and Central Reserve and CRL.

          10.9    The Central Reserve Life Insurance Company Severance Benefit
                  Plan.

          99.1    Form of Meeting Voting Agreement, dated December 16, 1997

          99.2    Press Release dated December 17, 1997.


* The Exhibits to the Credit Agreement are omitted. The parties agree to furnish supplementally a copy of the Exhibits to the Securities and Exchange Commission upon request.



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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: December 17, 1997              CENTRAL RESERVE LIFE CORPORATION

                                     By: Frank W. Grimone

                                     Frank W. Grimone, Chief Financial Officer